Exhibit 3.1
TEXT OF AMENDMENTS TO AMENDED AND RESTATED BY-LAWS OF DIGI
INTERNATIONAL INC.
First: Section 2.02. (“Annual Meetings”) is repealed in its entirety and the following is adopted in its place:
     “Section 2.02. Annual Meetings and Advance-Notice of Business, Other Than Director Nominations and Elections. An annual meeting of stockholders shall be held in each calendar year for the election of directors on such date and at such time as shall be designated from time to time by the Board of Directors.
     (a) Timing of Notice. Any proper business other than the nomination and election of directors may be transacted at the annual meeting, provided that such business is specified in the notice of meeting (or a supplement thereto) given by or at the direction of the Board of Directors, or brought before the meeting after written notice of a stockholder delivered to, or mailed to and received at, the principal executive offices of the Corporation not less than sixty (60) days prior to the date fixed for the annual meeting; provided, however, that in the event that less than seventy-five (75) days’ prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the fifteenth (15th) day following the day on which such public disclosure was made.
     (b) Content of Notice. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and record address of the stockholder proposing such business; (iii) a description of all securities or contracts, with a value derived in whole or in part from the value of any shares of the Corporation, held by or to which the stockholder is a party; (iv) any material interest of the stockholder and beneficial owner, if any, in such business, and any agreements the stockholder has with other entities in connection with such business; and (v) a representation that the stockholder will appear at the meeting to make the proposal.
     (c) Consequences of Failure to Give Timely Notice. Notwithstanding anything in these By-Laws to the contrary, no business (other than the nomination and election of directors) shall be conducted at any annual or special meeting except in accordance with the procedures set forth in this paragraph. The presiding Officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this paragraph and, if the presiding Officer should so determine, the presiding Officer shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted.”
Second: Section 3.13 (“Nomination Procedures”) is repealed in its entirety and the following is adopted in its place:
     “Section 3.13. Advance-Notice of Stockholder-Sponsored Director Nominations.
     (a) Timing of Notice. No person (other than a person nominated by or at the direction of the Board of Directors) shall be eligible for election as a director at any annual or special meeting unless timely notice is given in writing of such nomination by a stockholder of record to the President of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed to and received at, the principal executive offices of the Corporation not less than sixty (60) days prior to the date fixed for the meeting; provided, however, that in the event that less than seventy-five (75) days’ prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the fifteenth (15th) day following the day on which such public disclosure was made.
     (b) Content of Notice. A stockholder’s notice shall only be deemed to have been submitted on the date at which all of the following has been received by the Corporation: (i) all information about the nominee(s) which may be required to be provided in any proxy or information statement pursuant to the Securities Exchange Act of 1934 and rules promulgated thereunder, as amended; (ii) a statement signed by the nominee(s) consenting to his or her nomination and agreeing, if elected, to serve as a director of the Corporation; (iii) appropriate evidence that the person submitting the nomination(s) is a stockholder of the Corporation; (iv) a description of all securities or contracts, with a value derived in whole or in part from the value of any shares of the Corporation, held by or to which the person submitting the nomination(s) is a party; (v) a description of any material relationships, including financial transactions and compensation, between the stockholder and the proposed nominee(s); and (vi) a representation that the person submitting the nomination(s) will appear at the meeting to nominate the person or persons specified in the submission.
     (c) Consequences of Failure to Give Timely Notice. Notwithstanding anything in these By-Laws to the contrary, the stockholder-sponsored nomination and election of directors shall not be conducted at any annual or special meeting except in accordance with the procedures set forth in this paragraph. The presiding Officer of the meeting shall, if the facts warrant, determine and declare to the meeting that the nomination(s) was not properly brought before the meeting in accordance with the provisions of this paragraph and, if the presiding Officer should so determine, the presiding Officer shall so declare to the meeting, and any such nomination(s) not properly brought before the meeting shall not be transacted.”